PATAPSCO BANCORP, INC.
                       2000 STOCK OPTION & INCENTIVE PLAN

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                             Stock Option Agreement
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                         FOR NON-INCENTIVE STOCK OPTIONS

     STOCK OPTION (the "Option") for a total of _______ shares of Common Stock, par value $.01 per share, of Patapsco Bancorp, Inc. (the "Company") is hereby granted to ________________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Patapsco Bancorp, Inc. 2000 Stock Option and Incentive Plan (the "Plan") which has been adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with Options granted under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     1. Exercise Price. The exercise price per share is $________________, which
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equals 100% of the fair market value,  as determined  by the  Committee,  of the
Common Stock on the date of grant of this Option.

     2. Exercise of Option.  This Option shall be exercisable in accordance with
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the Plan and the following provisions:

         (i)  Schedule of rights to exercise.
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                                                  Percentage of Total Shares o
       Years of Continuous Employment                  Subject to Option
       After Date of Grant of Option                 Which My be Exercised
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Upon Grant                                                     0%

1 year but less than 2 years                                  20%

2 years but less than 3 years                                 40%

3 years but less than 4 years                                 60%

4 years but less than 5 years                                 80%

5 years                                                      100%

         (ii) Method of Exercise.  This Option shall be exercisable by a written
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         notice which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holders' investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock owned for more than six months or such combination of cash and Common Stock owned for more than six months as the Optionee elects. The certificate or certificates for shares of Common Stock owned for more than six months as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii)  Restrictions  on  exercise.  The Option may not be  exercised if the
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issuance of the shares upon such  exercise  would  constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Withholding.  The Optionee hereby agrees that the exercise of the Option
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or any  installment  thereof  will not be  effective,  and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4. Non-transferability of Option. This Option may not be transferred in any
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manner otherwise than by will or the laws of descent or distribution.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. Notwithstanding any other terms of this agreement, to the extent permissible under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, this Option may be transferred to the Optionee's spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that such transferee shall be permitted to exercise this Option subject to the same terms and conditions applicable to the Optionee.

     5. Term of Option.  This  Option may not be  exercisable  for more than ten
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years  from the date of grant of this  Option,  as set forth  below,  and may be exercised during such term only in accordance with the Plan and the terms of this Option.

_____________________                   PATAPSCO BANCORP, INC.
Date of Grant                           2000 STOCK OPTION & INCENTIVE
                                        PLAN COMMITTEE


                                        By: ____________________________________
                                            Authorized Member of the Committee



                                        Witness:________________________________


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


                    NON-INCENTIVE STOCK OPTION EXERCISE FORM

                                 PURSUANT TO THE

                             PATAPSCO BANCORP, INC.
                       2000 STOCK OPTION & INCENTIVE PLAN


                                                              _______________
                                                              Date
Treasurer
Patapsco Bancorp, Inc.
1301 Merritt Boulevard
Dundalk, Maryland 21222-2194

         Re:  Patapsco Bancorp, Inc. 2000 Stock Option and Incentive Plan
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Dear Sir:

     The  undersigned  elects to  exercise  his  Non-Incentive  Stock  Option to purchase ___________ shares, par value $.01, of Common Stock of Patapsco Bancorp, Inc. under and pursuant to a Stock Option Agreement dated _____________, 20___.

     Delivered herewith is a certified or bank cashier's or tellers check and/or shares of Common Stock owned for more than six months, valued at the fair market value of the stock on the date of exercise, as set forth below.


                   $___________   of cash or check
                   $___________   in the form of  ________  shares of Common
                                  Stock owned for more than six months, valued at $___ per share

                   $0.00          TOTAL
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         The name or names to be on the stock  certificate or  certificates  and the address and Social Security Number of such person(s) is as follows:

Name ___________________________________________________________________________
Address_________________________________________________________________________
Social Security Number _________________________________________________________

                                         Very truly yours,


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